Exhibit 10.3

* CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS THE TYPE OF INFORMATION THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE AND CONFIDENTIAL. REDACTED INFORMATION IS INDICATED BY [***].

ADTRAN HOLDINGS, INC.

2026 T. STANTON 3-YEAR PERFORMANCE SHARES AGREEMENT

This Performance Shares Agreement (this “Agreement”) sets forth the specified terms of ADTRAN Holdings, Inc.’s grant of the target number of Restricted Stock Units (“Performance Shares”) as it set forth in the Morgan Stanley StockPlan Connect (the “Portal”) to the applicable grantee named in the Portal (the “Participant”) pursuant to the ADTRAN Holdings, Inc. 2024 Employee Stock Incentive Plan (the “Plan”) as of the date of grant set forth in the Portal (the “Date of Grant”). Unless otherwise specified, all capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Plan.

1.
Performance Period: The period beginning on January 1, 2026 and ending on December 31, 2028 (the “Performance Period”).
2.
Satisfaction of Vesting Conditions:

a.
General. Each Performance Share shall represent the right to receive one share of Common Stock of the Company, subject to the terms and conditions set forth in this Agreement and the Plan. The Performance Shares are subject to a substantial risk of forfeiture until cliff vested in accordance with the two conditions specified below or as otherwise noted herein. Except as otherwise provided herein, the Participant shall be entitled to receive shares of Common Stock in respect of the Performance Shares described in this Agreement (“vesting”) only upon the satisfaction of two conditions: a time-based condition and a performance goals condition. The conditions are described in more detail in this Section 2. The Performance Shares shall not vest, and the Participant shall not be entitled to any shares of the Company’s Common Stock, unless both conditions are satisfied.

b.
Performance Goals Condition. The number of shares of the Company’s Common Stock earned by the Participant for the Performance Period, if any, will be determined by the Committee as of the end of the Performance Period based on the level of achievement of the performance goal in accordance with Section 2(c) below, as adjusted pursuant to Section 2(d). Subject to the terms of Sections 2(f) and 2(g) of this Agreement, if the threshold level of the performance goals is not reached for the Performance Period, the Award and the Participant’s right to receive any shares of the Company’s Common Stock with respect to the Performance Period shall automatically expire and be forfeited without payment of any consideration, effective as of the last day of the Performance Period. All determinations of whether and the extent to which the performance goals have been achieved, the number of shares of the Company’s Common Stock earned by the Participant, if any, and all other matters related to this Section 2 shall be made by the Committee in its sole discretion.
c.
Performance Goal Calculation (Adjusted EBIT). Performance Shares shall become vested and earned pursuant to this Agreement beginning at the threshold level (as noted in the table below) of Adjusted EBIT (as defined below) at the conclusion of the Performance Period, but subject to adjustment based on Total Shareholder Return (“TSR”) (as defined below) pursuant to Section 2(d). The Adjusted EBIT target in 2028 of $[***] is required to achieve 100% of the Award. The threshold for any Performance Share Award is Adjusted EBIT of $[***]. If the Adjusted EBIT targets are achieved per the table below at the end of the Performance Period, then the number of Performance Shares that shall become vested and earned pursuant to this Agreement shall be determined pursuant to the table below, as adjusted based on TSR pursuant to Section 2(d) below. If actual performance of Adjusted EBIT falls between the specified amounts in the table below, percentage achievement will be interpolated linearly between the achievement levels.

For purposes of this Agreement, “Adjusted EBIT” is synonymous with the Company’s non-GAAP operating income. Using the Company’s audited financial results, it is the calculated earnings before interest and taxes adjusted for restructuring expenses; acquisition-related expenses, amortizations, and adjustments; stock-based compensation expense; amortization of actuarial pension losses, the impact of equity market changes on deferred compensation expenses; non-operating income; and any other non-GAAP exclusions adopted by the Company.

Total Company Adjusted EBIT
% of Target Achieved	Adjusted EBIT	% of Target Award (Subject to the TSR Adjustment)
75% (Threshold)	$[***]	50%
100% (Target)	$[***]	100%
110%	$[***]	125%
120% (Maximum)	$[***] or greater	150%

d.
Performance Goal Calculation (TSR Adjustment). Following the determination of the achievement of the performance goal pursuant to Section 2(c) above, the Committee will then adjust the number of shares of the Company’s Common Stock earned by the Participant for the Performance Period based upon the Total Company Adjusted EBIT (the “EBIT Shares”) to take into account the Company’s TSR during the Performance Period relative to all companies in the NASDAQ Telecommunications Index (the “relative TSR”). Specifically, the EBIT Shares will be adjusted based on the Company’s relative TSR performance during the Performance Period in accordance with the sliding scale set forth below. If relative TSR performance during the Performance Period falls between the specified amounts in the table below, the target percentage achievement will be interpolated linearly between the achievement levels.

The Company’s TSR Performance relative to the Nasdaq Telecommunications Index (expressed as a percentile)	Adjustment Percentage to EBIT Shares
30th Percentile or less	Decrease by 20%
55th Percentile	No change (0%)
80th Percentile or greater	Increase by 20%

For example, if, at the end of the Performance Period, the Company has achieved Adjusted EBIT of

$[***] and is at the 55th percentile relative TSR performance, the Participant would receive 100% of the Performance Share Award since the Target Adjusted EBIT was achieved (100% achievement) and the relative TSR performance resulted in no adjustment to the Award. However, if the Company instead achieved Adjusted EBIT of $[***] and an 85th percentile relative TSR performance, the Participant would receive 120% of the Performance Share Award since the Target Adjusted EBIT was achieved (100% achievement) and the TSR Performance resulted in a 20% increase to the Award. If the Company instead achieved Adjusted EBIT of $[***] and a 30th Percentile TSR Performance, the Participant would receive 80% of the Performance Share Award since the Target Adjusted EBIT was achieved (100% achievement) and the TSR Performance resulted in a 20% decrease to the Award. If the Company achieved Adjusted EBIT of less than $[***] and is at the 55th percentile relative TSR performance, the Participant would receive 0% of the Performance Share Award since the Threshold Adjusted EBIT was not achieved. Finally, if the Company achieved Adjusted EBIT of greater than $[***] and is at the 80th percentile relative TSR performance, the Participant would receive 180% of the Performance Share Award since the Maximum Adjusted EBIT was achieved and the TSR Performance resulted in a 20% increase to the Award.

e.
Time-Based Condition. Except as specifically set forth herein, as specified by the terms of the Employment Agreement (as defined below), or as otherwise approved by the Committee or the Chief Executive Officer (as and to the extent permitted in the Plan), the Performance Shares shall be forfeited without payment of any consideration in the event the Participant incurs a Separation from Service for any reason prior to the end of the Performance Period.
f.
Separation From Service: The Participant is a party to that certain Employment Agreement, dated July 13, 2022, by and between Thomas R. Stanton, ADTRAN, Inc., and the Company, as amended (the “Employment Agreement”). In the event that the Participant incurs a Separation from Service, the treatment of the Performance Shares shall be governed by the Employment Agreement. In the event that the Participant earns any Performance Shares upon Separation from Service, one share of the Company’s Common Stock shall be issued to the Participant for every earned Performance Share as soon as administratively possible following such Separation from Service.
g.
Change of Control: In the event of a Separation from Service following a Change of Control, the treatment of the Performance Shares shall be governed by the Employment Agreement. One share of the Company’s Common Stock shall be issued to the Participant for every earned Performance Share as soon as administratively practicable following the Separation from Service. The Performance Shares granted herein shall not vest upon a Change of Control in the absence of a Separation from Service except as may be approved by the Committee.
3.
Settlement of the Performance Shares. One share of the Company’s Common Stock shall be delivered to the Participant for every earned Performance Share following the completion of the Performance Period. Specifically, the Company will issue one share of Common Stock for each earned Performance Share as soon as administratively practicable following the date that the Performance Shares have been determined to have been vested and earned (which shall be as soon as practicable following the release of the Company’s Annual Report on Form 10-K for the last year of the Performance Period) and, in any case no later than 15 days following the filing of the Annual Report on Form 10-K with the Securities and Exchange Commission; provided, however, if any law or regulation requires the Company to take any action (including, but not limited to, the filing of a registration statement under the 1933 Act and causing such registration statement to become effective) with respect to such shares of Common Stock before the delivery thereof, then the date of delivery of the shares shall be extended for the period necessary to take such action, to the maximum extent permitted by Section 409A of the Code.
4.
Dividend Credits: If applicable, the Participant shall receive dividend credits upon the Company’s payment of cash dividends for its Common Stock during the Performance Period as follows:
a.
The Participant shall receive dividend credits on the unvested portion of the original number of Performance Shares awarded on the Date of Grant (“Original Performance Shares”), with the amount of such dividend credits credited to the Participant in the form of additional unvested Performance Shares, as calculated pursuant to the Plan.

b.
The Participant’s Performance Shares attributable to any dividend credits will be vested and earned in accordance with the schedule of the Original Performance Shares (as described above).
5.
Designation of Beneficiary: The Participant hereby designates the following individual as the beneficiary of this Agreement:

Participant Name:

Beneficiary Name:

Address:

Relationship:

To complete this beneficiary designation, this Agreement should be printed out, the information above should then be completed, and the Agreement should then be emailed to Human Resources at humanresources@adtran.com. The Participant may modify this designation of beneficiary only in accordance with the terms and provisions of the Plan. If no beneficiary is designated, then except as may be provided in the Plan, any benefits due hereunder following the death of the Participant will be paid to the Participant’s estate.

6.
Miscellaneous. The Performance Shares are granted pursuant to and are subject to the terms of the Plan. The Participant has received a copy of the Plan’s prospectus, including a copy of the Plan. The Award’s Date of Grant is deemed to be the date that such Award is approved by the Committee, which date is reflected in the Portal. The Participant is deemed to have accepted this Award unless he or she expressly elects to reject the Award by notifying Human Resources within 30 days of receiving a notice in the portal that the Award has been granted. In the event of any conflict between the terms of this Agreement and the terms of the Employment Agreement with respect to the impact of a Separation from Service on this Award, the terms of the Employment Agreement shall control. Furthermore, the Employment Agreement shall be considered part of this Agreement (and therefore an Award Agreement) for purposes of the Plan and shall be considered approved by the Committee for purposes of the Plan. Neither this Award nor any terms contained in this Agreement shall (i) confer upon the Participant any express or implied right to be retained in the employment or service of the Company or any affiliate for any period, nor restrict in any way the right of the Company, which right is hereby expressly reserved, to terminate the Participant’s employment or service at any time with or without Cause or (ii) entitle the Participant to receive any future equity awards from the Company. Finally, the Participant will have no rights as a stockholder with respect to any shares of Common Stock underlying the Performance Shares unless and until shares are issued and delivered in accordance with Section 3.

If there are any questions regarding this Agreement or the Performance Shares, please refer to the Plan or contact Human Resources at humanresources@adtran.com.

ADTRAN HOLDINGS, INC.

By: [Name of Officer] Title: [ ]

PARTICIPANT

Name: